Exhibit 3.1(a)

State of Delaware

Secretary of State

Division of Corporations

Delivered 04:41 PM 09/09/2005

FILED 04:21 PM 09/09/2005

SRV 050741613 – 4027938 FILE

STATE OF DELAWARE

CERTIFICATE OF CONVERSION

FROM A FOREIGN CORPORATION

TO A DOMESTIC CORPORATION

1.

The jurisdiction where the Corporation first formed is Massachusetts.

2.

The jurisdiction immediately prior to filing this Certificate is Massachusetts.

3.

 The date the Foreign Corporation was first formed was April 16, 2003.

4.

The name of the Foreign Corporation immediately prior to filing this Certificate is

SNOW & SAIL SPORTS, INC.

5.

The name of the Domestic Corporation as set forth in the Certificate of Incorporation is

SNOW & SAIL SPORTS, INC.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the 7th day of September, 2005.

By: /s/ Paul F. Tetreault

Paul F. Tetreault, Chief Executive Officer